Exhibit 99.1

News Announcement

CONTACT:
Saul V. Reibstein	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/401-2049	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

Conference Call:	Today, July 28 2016 at 9:00 a.m. ET
Dial-in number:	212/231-2920
Webcast:	www.pngaming.com
Replay information provided below

PENN NATIONAL GAMING SECOND QUARTER REVENUE RISES 9.8%

TO $769.4 MILLION, INCOME FROM OPERATIONS INCREASES 21.1% TO
$149.3 MILLION AND ADJUSTED EBITDA INCREASES 14.5%

TO $223.8 MILLION

- Establishes 2016 Third Quarter Guidance and Updates 2016 Full Year Guidance —

- Hollywood Casino Jamul-San Diego Prepared for August Grand Opening -

Wyomissing, PA (July 28, 2016) — Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National Gaming,” “Penn National,” “Penn,” or the “Company”) today reported operating results for the three months ended June 30, 2016, as summarized below.

Summary of Second Quarter Results

	Three Months Ended June 30,
(in millions, except per share data)	2016 Actual	2016 Guidance (3)	2015 Actual
Net revenues (1)	$769.4	$786.8	$701.0
Net income	$34.0	$25.1	$3.0
Plus: Impact of stock compensation, non-operating items for Kansas JV, depreciation and amortization, changes in the estimated fair value of contingent purchase price, gain/loss on disposal of assets, interest expense - net, income taxes, and other expenses	189.8	200.4	192.4
Adjusted EBITDA (2)	$223.8	$225.5	$195.4

Diluted earnings per common share	$0.38	$0.27	$0.03

(1)         Net revenues for the three months ended June 30, 2016 included $2.9 million of reimbursed management costs on our Jamul management contract which have no profit margin but are required to be reported in revenues.

(2)         Adjusted EBITDA is income from operations, excluding the impact of stock compensation, impairment charges, insurance recoveries and deductible charges, depreciation and amortization, changes in the estimated fair value of the contingent purchase price payable to the previous owners of Plainridge Racecourse and gain or loss on disposal of assets. Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of the non-operating items added back for our joint venture in Kansas Entertainment, LLC (“Kansas Entertainment” or “Kansas JV”).  Adjusted EBITDA excludes payments pursuant to the Company’s Master Lease (the “Master Lease”) with Gaming and Leisure Properties, Inc. (“GLPI”), as the transaction is accounted for as a financing obligation.  Payments to GLPI totaled $110.8 million and $109.5 million for the three months ended June 30, 2016 and 2015, respectively.

(3)         The guidance figures in the table above present the guidance Penn National Gaming provided on April 28, 2016 for the three months ended June 30, 2016.

Review of Second Quarter 2016 Results vs. Guidance

	Three Months
	Ended
	June 30, 2016
	Pre-tax	After-tax
	(in thousands) (unaudited)

Income, per guidance (1)	$44,016	$25,089

Adjusted EBITDA variances:
Operating segment variance	(9,676)	(5,908)
Tropicana legal settlement gain, net of severance and impact of gaming floor disruption	3,526	2,247
Cash-settled stock-based awards variance	4,253	2,710
Insurance accrual adjustments, net of Dayton property tax savings	(2,022)	(1,235)
Other variance, primarily corporate overhead costs	2,153	1,372
Total Adjusted EBITDA variances from guidance	(1,766)	(814)

Depreciation and amortization variance	1,128	689
Interest expense variance	1,218	776
Other	243	148
Tax variance	—	8,147
Income, as reported	$44,839	$34,035

(1)         The guidance figure in the table above presents the guidance Penn National Gaming provided on April 28, 2016 for the three months ended June 30, 2016.

Timothy J. Wilmott, President and Chief Executive Officer, commented, “As reported by most jurisdictions, regional gaming industry trends began softening midway through the second quarter and remained so through June.  Largely reflecting the change in the operating environment, Penn National’s 9.8%, 21.1% and 14.5% year-over-year increases in second quarter net revenue, income from operations and adjusted EBITDA, respectively, were slightly below guidance after accounting for various property level adjustments and corporate expense reductions.  While the current operating environment reflects some challenges, our second quarter financial growth reflects meaningful contributions from our expansion and diversification initiatives over the last year, including Plainridge Park Casino, Tropicana Las Vegas and Prairie State Gaming.  During the quarter, we saw stable levels of customer visits and spend per visit by rated players, offset by softness in the unrated customer segments in several of our key markets.  Despite this operating environment, we largely preserved our operating segment and consolidated EBITDA margins by making prudent adjustments to property level and corporate expenses.  Reflecting our focus on consistently generating significant free cash flow, the Company reduced bank debt by $35 million since year-end, while advancing slightly more than $100 million for the construction of the Jamul Indian Village project which we expect to open next month.

“Adjusted EBITDA margin growth in the Northeast segment reflects ongoing improvements at all four of our Ohio properties and in Massachusetts, which continued to ramp and more than offset softness at other Northeast segment properties.  The adjusted EBITDA margin decline in the South/West segment reflects our operations in areas of the country sensitive to adverse energy industry trends and new competition, such as New Mexico and the Gulf Coast, which offset strength in our Las Vegas market operations.  In addition, while Tropicana Las Vegas continues to grow and is demonstrating encouraging trends in its first year of our ownership and operation, the property is not yet achieving margins comparable to other properties in the South/West segment.  Our Midwest segment adjusted EBITDA margin fell slightly from year ago levels as a result of the low single digit decline in same facility segment revenue and the inclusion of the lower margin Prairie State Gaming video gaming terminal operations which were not part of the mix in the year ago period.  In spite of the challenging second quarter regional gaming environment and the impact of a different business mix related to Tropicana Las Vegas and Prairie State Gaming, our consolidated property operating adjusted EBITDA margins declined only 27 basis points compared to year ago levels.  Additionally, we remain diligent in reducing corporate overhead costs which declined by $2.2 million on a year over year basis excluding the variation in cash settled stock based compensation expense.

“Looking forward, Penn National’s $390 million Hollywood Casino Jamul-San Diego for which we are acting as developer, manager and lender is prepared to open in a few weeks pending final regulatory approvals.  We are excited about the opening of this beautiful three-story gaming and entertainment facility for the Jamul Indian Village as the property achieves new levels of design and luxury for our Hollywood brand. We expect strong patronage based on the amenities and the site’s advantageous access to downtown San Diego relative to other gaming offerings.  The property is opening with more than 1,700 slot machines, 43 live table games, an upscale lounge featuring national and regional entertainment, a beer garden, a broad range of dining amenities including a four-venue food court and Tony Gwynn’s Sports Pub, and an eight-story partially subterranean parking garage with over 1,800 parking spaces.  As of June 30, Penn National funded approximately $260.3 million toward the project’s construction and completion, and as we approach the opening we remain confident in the near-term prospects for securing permanent financing for the Jamul Indian Village which, when complete, will be applied to reduce debt and enhance our liquidity position.

“At Tropicana Las Vegas, we have refreshed the gaming floor with new slots, altered game placements and made refinements to the table game mix.  While making some of these improvements temporarily disrupted the property’s early second quarter operating results, we’ve been successful in generating quarterly sequential growth in adjusted EBITDA in each period since assuming ownership.  Since our acquisition, we’ve also completed a wide range of facility and operational improvements intended to leverage the property’s recently renovated room base.  As planned, during the second quarter, we launched our Marquee Rewards player loyalty program and booked over 10,000 room nights at Tropicana Las Vegas from our regional gaming customers in the months of May and June.  The next step in our ongoing plan to drive incremental revenue and EBITDA includes enhancing the property’s food and beverage offerings and other amenities.  In May, we announced that celebrity chef Robert Irvine, host of Food Network’s Restaurant Impossible, will open his first signature restaurant on the Las Vegas Strip at Tropicana Las Vegas in 2017.  As expected, the property is beginning to benefit from new attractions and activity on the south end of the Las Vegas Strip, including the new 20,000-seat capacity arena that opened during the second quarter, which beginning in the fall of 2017 will serve as the home arena for a National Hockey League expansion team.  Finally, we continue to analyze additional non-gaming amenities and other enhancements on our 35 acres of Strip property, with the scope, budget and timing of any such improvements to be based upon our ongoing development of the customer base and our criteria for returns on invested capital.

“We also continue to evaluate other businesses and emerging growth platforms that are ancillary and complementary to our core regional gaming operations.  Our nascent Hollywoodcasino.com social casino offering is a profitable standalone business, now averaging over 50,000 daily active users, while also serving as an effective land-based customer acquisition tool.  Based on our research, a significant segment of our database customers actively participate in social and online gaming and we continue to evaluate a host of opportunities to expand our presence in this area on an accretive basis.

“Our guidance for the third quarter and revised full year 2016 guidance reflect the current regional gaming operating environment balanced with our focus on achieving operating efficiencies.  Our plans for San Diego and Las Vegas are thoughtfully structured both from a facility development and return on invested capital perspective, our free cash flow generation is solid and we expect leverage and balance sheet liquidity improvements shortly after we secure permanent financing for the Jamul Indian Village.  At the same time we remain active on many fronts as we seek to evaluate compelling and accretive growth opportunities and prudent deployment of our capital base to enhance shareholder value.”

Development and Expansion Projects

The table below summarizes Penn National Gaming’s ongoing development project:

Project/Scope	New Gaming Positions	Planned Total Budget		Amount Expended through June 30, 2016	Expected Opening Date
		(in millions) (unaudited)

Jamul Indian Village project (CA) - Construction continues at the site for this new Hollywood Casino branded gaming operation which Penn will manage. The facility is anticipated to feature over 1,700 slot machines, 43 live table games including poker, multiple restaurants, bars and lounges.	1,958	$390	(1)	$260.3	August 2016

(1) As disclosed previously, funds advanced for this project are accounted for as a loan.  The budget and expended amounts exclude the purchase of a $60 million subordinated promissory note from the previous developer of the project during the fourth quarter of 2015 for $24 million.

Financial Guidance

Reflecting the current operating and competitive environment, the table below sets forth 2016 third quarter and full year guidance targets for financial results based on the following assumptions:

•                  An August opening of Hollywood Casino Jamul-San Diego (updated from the prior expectation of a July opening) and no third party financing obtained for the facility during 2016;

•                  MGM National Harbor opens in the fourth quarter of 2016 impacting Hollywood Casino at Charles Town Races;

•                  A full year contribution from the Company’s management contract for Casino Rama;

•                  The Company completes its sale of Rosecroft Raceway and records a gain of $1.7 million during the third quarter of 2016 which is reflected in disposal of assets;

•                  Full year corporate overhead expenses of $75.8 million, with $20.7 million to be incurred in the third quarter of 2016;

•                  Depreciation and amortization charges in 2016 of $266.6  million, with $67.4 million in the third quarter of 2016, which includes depreciation expense related to real property leased from GLPI;

•                  Payments to GLPI of $443.7 million in 2016, with $110.4 million in the third quarter of 2016, which will reduce our June 30, 2016 financing obligation by $12.3 million at September 30, 2016 and by $24.9 million at December 31, 2016, respectively, with the remaining payments recorded as interest expense.

•                  Our rent coverage ratio for year three of the Master Lease at June 30, 2016 is 1.83 and we expect to incur the maximum rent escalation of $5.1 million at October 31, 2016, which is the conclusion of year three of the Master Lease, of which $0.9 million will be incurred in 2016 and is reflected in interest expense;

•                  Interest expense in 2016 of $463.1 million, with $115.0 million in the third quarter of 2016, which includes the interest expense related to the Master Lease financing obligation with GLPI;

•                  Non-cash accrued interest income on the loan to the Jamul Tribe of $15.1 million, with $3.7 million accrued in the third quarter of 2016;

•                  Our share of non-operating items (such as depreciation and amortization expense) associated with our Kansas JV will total $10.3 million for 2016, with $2.6 million to be incurred in the third quarter of 2016;

•                  Estimated non-cash stock compensation expenses of $7.1 million for 2016, with $2.1 million to be incurred in the third quarter of 2016;

•                  LIBOR is based on the forward yield curve;

•                  A diluted share count of approximately 91.6 million shares for the full year 2016; and

•                  There will be no material changes in applicable legislation, regulatory environment, world events, weather, recent consumer trends, economic conditions, oil prices, competitive landscape (other than listed above) or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ending September 30,		Full Year Ending December 31,
	2016 Guidance	2015 Actual	2016 Revised Guidance	2016 Prior Guidance (1)	2015 Actual
	(in millions, except per share data)
Net revenues	$767.3	$739.3	$3,030.5	$3,053.5	$2,838.4

Net income	$26.3	$4.9	$98.9	$80.0	$0.7
Income tax provision	5.0	35.4	26.3	50.2	55.9
Other	—	(2.7)	2.4	2.4	(5.9)
Income from unconsolidated affiliates	(3.8)	(3.8)	(14.9)	(15.3)	(14.5)
Interest income	(4.6)	(3.1)	(27.2)	(32.7)	(11.5)
Interest expense	115.0	111.4	463.1	466.9	443.1
Income from operations	$137.9	$142.1	$548.6	$551.5	$467.8
Loss (gain) on disposal of assets	(1.7)	0.3	(2.3)	(0.7)	1.3
Impairment losses	—	—	—	—	40.0
Charge for stock compensation	2.1	2.0	7.1	7.6	8.2
Contingent purchase price	0.2	(6.6)	(0.6)	(0.5)	(5.4)
Depreciation and amortization	67.4	66.1	266.6	267.5	259.5
Income from unconsolidated affiliates	3.8	3.8	14.9	15.3	14.5
Non-operating items for Kansas JV	2.6	2.5	10.3	10.3	10.4
Adjusted EBITDA	$212.3	$210.3	$844.6	$851.0	$796.3

Diluted earnings per common share	$0.29	$0.05	$1.08	$0.87	$0.01

(1)         The guidance figures in the table above present the guidance Penn National Gaming provided on April 28, 2016 for the full year ended December 31, 2016.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information — Operations

(in thousands) (unaudited)

	NET REVENUES		INCOME FROM OPERATIONS		ADJUSTED EBITDA
	Three Months Ended June 30,		Three Months Ended June 30,		Three Months Ended June 30,
	2016	2015	2016	2015	2016	2015
Northeast (1)	$401,516	$372,926	$103,695	$90,075	$127,009	$112,981
South/West (2)	140,108	113,345	27,622	29,091	36,472	34,229
Midwest (3)	220,256	208,838	57,446	54,620	73,169	71,412
Other (4)	7,542	5,847	(39,426)	(50,425)	(12,870)	(23,240)
Total	$769,422	$700,956	$149,337	$123,361	$223,780	$195,382

	NET REVENUES		INCOME FROM OPERATIONS		ADJUSTED EBITDA
	Six Months Ended June 30,		Six Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015	2016	2015
Northeast (1)	$794,722	$713,720	$204,616	$167,846	$249,744	$214,227
South/West (2)	276,076	227,253	53,607	59,604	71,197	70,124
Midwest (3)	441,334	413,535	115,670	108,110	148,256	141,432
Other (4)	13,741	10,586	(84,025)	(100,510)	(32,533)	(46,022)
Total	$1,525,873	$1,365,094	$289,868	$235,050	$436,664	$379,761

(1)         The Northeast segment consists of the following properties: Hollywood Casino at Charles Town Races, Hollywood Casino Bangor, Hollywood Casino at Penn National Race Course, Hollywood Casino Toledo, Hollywood Casino Columbus, Hollywood Gaming at Dayton Raceway, Hollywood Gaming at Mahoning Valley Race Course, and Plainridge Park Casino, which opened on June 24, 2015.  It also includes the Company’s Casino Rama management service contract.  Our Northeast segment results for the three and six months ended June 30, 2015 included preopening costs of $6.4 million and $8.9 million, respectively.

(2)         The South/West segment consists of the following properties: Zia Park Casino, Hollywood Casino Tunica, Hollywood Casino Gulf Coast, Boomtown Biloxi, the M Resort and Tropicana Las Vegas, which was acquired on August 25, 2015, as well as the Jamul Indian Village project, which the Company anticipates completing in August 2016.  Our South/West segment results for the three and six months ended June 30, 2016 include a $3.5 million litigation settlement gain at the Tropicana Las Vegas which is partially offset by severance charges and gaming floor disruption.  The South/West segment second quarter 2016 results also include additional expenses of $1.6 million which is primarily due to insurance accrual adjustments.

(3)         The Midwest segment consists of the following properties: Hollywood Casino Aurora, Hollywood Casino Joliet, Argosy Casino Alton, Argosy Casino Riverside, Hollywood Casino Lawrenceburg, and Hollywood Casino St. Louis and Prairie State Gaming, which was acquired on September 1, 2015, and includes the Company’s 50% investment in Kansas Entertainment, which owns the Hollywood Casino at Kansas Speedway.  Results for the six months ended June 30, 2015 included a property tax refund of approximately $2.0 million.

(4)         The Other category consists of the Company’s standalone racing operations, namely Rosecroft Raceway, Sanford-Orlando Kennel Club, and the Company’s joint venture interests in Sam Houston Race Park, Valley Race Park, and Freehold Raceway. If the Company is successful in obtaining gaming operations at these locations, they would be assigned to one of the Company’s regional executives and reported in their respective reportable segment.  The Other category also includes Penn Interactive Ventures, the Company’s interactive division which represents Penn’s social gaming initiatives.

The Other category also includes the Company’s corporate overhead costs, which were $14.0 million and $34.6 million for the three and six months ended June 30, 2016, as compared to $23.6 million and $46.7 million for the three and six months ended June 30, 2015. Corporate overhead costs included cash-settled stock-based compensation charges of $0.1 million and $5.0 million for the three and six months ended June 30, 2016 compared to $7.5 million and $16.5 million for the corresponding periods in the prior year.

Reconciliation of Comparable GAAP Financial Measures To

Adjusted EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net income	$34,035	$2,983	$57,743	$4,852
Income tax provision	10,804	16,221	18,538	26,636
Other	(44)	956	2,382	(2,133)
Income from unconsolidated affiliates	(3,548)	(4,154)	(8,157)	(8,136)
Interest income	(6,597)	(2,443)	(11,837)	(4,313)
Interest expense	114,687	109,798	231,199	218,144
Income from operations	$149,337	$123,361	$289,868	$235,050
Loss (gain) on disposal of assets	441	371	(660)	525
Charge for stock compensation	1,582	2,337	3,037	4,421
Contingent purchase price	119	356	(1,081)	707
Depreciation and amortization	66,182	62,275	132,202	125,644
Income from unconsolidated affiliates	3,548	4,154	8,157	8,136
Non-operating items for Kansas JV	2,571	2,528	5,141	5,278
Adjusted EBITDA	$223,780	$195,382	$436,664	$379,761

Reconciliation of Comparable GAAP Financial Measure To

Adjusted EBITDA By Segment

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

Three Months Ended June 30, 2016

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$103,695	$27,622	$57,446	$(39,426)	$149,337
Charge for stock compensation	—	—	—	1,582	1,582
Depreciation and amortization	23,209	8,839	9,460	24,674	66,182
Contingent purchase price	119	—	—	—	119
Loss (gain) on disposal of assets	(14)	11	(52)	496	441
Income from unconsolidated affiliates	—	—	3,744	(196)	3,548
Non-operating items for Kansas JV (1)	—	—	2,571	—	2,571
Adjusted EBITDA	$127,009	$36,472	$73,169	$(12,870)	$223,780

Three Months Ended June 30, 2015

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$90,075	$29,091	$54,620	$(50,425)	$123,361
Charge for stock compensation	—	—	—	2,337	2,337
Depreciation and amortization	22,413	5,000	9,897	24,965	62,275
Contigent purchase price	356	—	—	—	356
(Gain) loss on disposal of assets	137	138	(34)	130	371
Income from unconsolidated affiliates	—	—	4,401	(247)	4,154
Non-operating items for Kansas JV (1)	—	—	2,528	—	2,528
Adjusted EBITDA	$112,981	$34,229	$71,412	$(23,240)	$195,382

Six Months Ended June 30, 2016

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$204,616	$53,607	$115,670	$(84,025)	$289,868
Charge for stock compensation	—	—	—	3,037	3,037
Depreciation and amortization	46,202	17,604	19,028	49,368	132,202
Contingent purchase price	(1,081)	—	—	—	(1,081)
(Gain) loss on disposal of assets	7	(14)	(45)	(608)	(660)
Income from unconsolidated affiliates	—	—	8,462	(305)	8,157
Non-operating items for Kansas JV	—	—	5,141	—	5,141
Adjusted EBITDA	$249,744	$71,197	$148,256	$(32,533)	$436,664

Six Months Ended June 30, 2015

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$167,846	$59,604	$108,110	$(100,510)	$235,050
Charge for stock compensation	—	—	—	4,421	4,421
Impairment Losses	—	—	—	—	—
Depreciation and amortization	45,667	10,120	19,862	49,995	125,644
Contigent purchase price	707	—	—	—	707
(Gain) loss on disposal of assets	7	400	(7)	125	525
Income from unconsolidated affiliates	—	—	8,189	(53)	8,136
Non-operating items for Kansas JV	—	—	5,278	—	5,278
Adjusted EBITDA	$214,227	$70,124	$141,432	$(46,022)	$379,761

(1)         Adjusted EBITDA excludes our share of the impact of non-operating items (such as depreciation and amortization) from our joint venture in Kansas Entertainment.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenues
Gaming	$663,326	$618,919	$1,320,027	$1,210,255
Food, beverage, hotel and other	144,390	117,421	282,238	226,184
Management service fee	2,964	2,816	5,437	4,743
Reimbursed management costs	2,855	—	2,855	—
Revenues	813,535	739,156	1,610,557	1,441,182
Less promotional allowances	(44,113)	(38,200)	(84,684)	(76,088)
Net revenues	769,422	700,956	1,525,873	1,365,094

Operating expenses
Gaming	339,201	313,616	674,518	608,511
Food, beverage, hotel and other	101,873	82,803	199,952	160,732
General and administrative	109,974	118,901	226,478	235,157
Depreciation and amortization	66,182	62,275	132,202	125,644
Reimbursable management costs	2,855	—	2,855	—
Total operating expenses	620,085	577,595	1,236,005	1,130,044
Income from operations	149,337	123,361	289,868	235,050

Other income (expenses)
Interest expense	(114,687)	(109,798)	(231,199)	(218,144)
Interest income	6,597	2,443	11,837	4,313
Income from unconsolidated affiliates	3,548	4,154	8,157	8,136
Other	44	(956)	(2,382)	2,133
Total other expenses	(104,498)	(104,157)	(213,587)	(203,562)

Income from operations before income taxes	44,839	19,204	76,281	31,488
Income tax provision	10,804	16,221	18,538	26,636
Net income	$34,035	$2,983	$57,743	$4,852

Earnings per common share:
Basic earnings per common share	$0.38	$0.03	$0.64	$0.06
Diluted earnings per common share	$0.37	$0.03	$0.63	$0.05

Weighted-average common shares outstanding:
Basic	81,647	79,758	81,308	79,580
Diluted	91,486	90,729	91,287	90,565

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Supplemental information

(in thousands) (unaudited)

	June 30, 2016	December 31, 2015

Cash and cash equivalents	$221,360	$237,009

Bank Debt	$1,203,740	$1,239,049
Notes	296,573	296,252
Other long term obligations (1)	167,504	175,658
Total Debt (2)	$1,667,817	$1,710,959

Financing obligation with GLPI (3)	$3,539,030	$3,564,629

(1)         Other long term obligations at June 30, 2016 include $125.3 million for the present value of the relocation fees due for both Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, $14.4 million related to our repayment obligation on a hotel and event center located near Hollywood Casino Lawrenceburg and $27.7 million related to capital lease obligations primarily attributable to a corporate airplane lease.

(2)         Although our joint venture in Kansas Entertainment is accounted for as an equity method investment and is not consolidated, this joint venture had no debt outstanding at June 30, 2016 or December 31, 2015.

(3)         The financing obligation is calculated based on the present value of the future minimum lease payments over the remaining lease term, which includes all renewal options since they were reasonably assured of being exercised at lease inception.

The Company’s Master Lease with GLPI is accounted for as a financing obligation.  As such, payments to GLPI are recorded as interest expense and a reduction to our financing obligation.  The table below reflects the total payments to GLPI for the three and six months ended June 30, 2016 and 2015 and the treatment of these payments on Penn’s financial statements.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Reduction in GLPI financing obligation	$12,951	$11,823	$25,599	$24,299
Amount attributable to interest expense	97,810	97,695	196,558	194,065
Total payments to GLPI	$110,761	$109,518	$222,157	$218,364

The Company’s definition of adjusted EBITDA adds back our share of the impact of non-operating items (such as depreciation and amortization) at our joint ventures that have gaming operations. At this time, Kansas Entertainment, the operator of Hollywood Casino at Kansas Speedway, is Penn’s only joint venture that meets this definition.  Kansas Entertainment does not currently have, nor has it ever had, any indebtedness. The table below presents cash flow distributions we have received from this investment for the three months ended June 30, 2016 and 2015.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Cash flow distributions	$5,950	$6,000	$13,350	$14,000

Diluted Share Count Methodology

In connection with the 2013 spin-off of Penn National Gaming’s real estate assets and the formation of Gaming and Leisure Properties, Inc., Penn National Gaming completed an exchange and repurchase transaction with an affiliate of Fortress Investment Group, LLC (“Fortress”) on October 11, 2013, which resulted in the repurchase of $627 million of its Series B Preferred Stock and the issuance of 8,624 shares of Series C Preferred Stock, which is equivalent to 8,624,000 common shares upon sale by Fortress to a third party.  During the three months ended June 30, 2016, Fortress sold 1,177 shares of Series C Preferred Stock, which converted upon sale into 1,177,000 shares of common stock.  As a result, Fortress held 7,447 shares of Series C Preferred Stock as of June 30, 2016, which is equivalent to 7,447,000 shares of common stock upon sale by Fortress to a third party.

Reconciliation of GAAP to Non-GAAP Measures

In addition to GAAP financial measures, adjusted EBITDA is used by management as an important measure of the Company’s operating performance. We define adjusted EBITDA as earnings before interest, taxes, stock compensation, debt extinguishment charges, impairment charges, insurance recoveries and deductible charges, depreciation and amortization, changes in the estimated fair value of contingent purchase price to the previous owners of Plainridge Racecourse, gain or loss on disposal of assets, and other income or expenses. Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (such as depreciation and amortization) added back for our joint venture in Kansas Entertainment. Adjusted EBITDA excludes payments associated with our Master Lease agreement with GLPI as the transaction was accounted for as a financing obligation. Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of our business, and is especially relevant in evaluating large, long lived casino projects because they provide a perspective on the current effects of operating decisions separated from the substantial non operational depreciation charges and financing costs of such projects. We also present adjusted EBITDA because it is used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In addition, gaming companies have historically reported adjusted EBITDA as a supplement to financial measures in accordance with GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their adjusted EBITDA calculations certain corporate expenses that do not relate to the management of specific casino properties. However, adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry, is used in the valuation of gaming companies, and that it is considered by many to be a key indicator of the Company’s operating results. Management uses adjusted EBITDA as an important measure of the operating performance of its segments, including the evaluation of operating personnel. Adjusted EBITDA should not be construed as alternatives to operating income, as indicators of the Company’s operating performance, as alternatives to cash flows from operating activities, as measures of liquidity, or as any other measures of performance determined in accordance with GAAP. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in adjusted EBITDA. It should also be noted that other gaming companies that report adjusted EBITDA information may calculate adjusted EBITDA in a different manner than the Company and therefore, comparability may be limited.

A reconciliation of the Company’s net income (loss) per GAAP to adjusted EBITDA, as well as the Company’s income (loss) from operations per GAAP to adjusted EBITDA, is included above. Additionally, a reconciliation of each segment’s income (loss) from operations to adjusted EBITDA is also included above. On a segment level, income (loss) from operations per GAAP, rather than net income (loss) per GAAP is reconciled to adjusted EBITDA due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s segments on a segment by segment basis. Management believes that this presentation is meaningful to investors in evaluating the performance of the Company’s segments and is consistent with the reporting of other gaming companies.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 9:00 am ET today, both of which are open to the general public.  The conference call number is 212/231-2920. Please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com.  Please allow 15 minutes to register and download and install any necessary software.  A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com, in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment.  At June 30, 2016, the Company operated twenty-seven facilities in seventeen jurisdictions, including Florida, Illinois, Indiana, Kansas, Maine, Massachusetts, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario.  At June 30, 2016, in aggregate, Penn National Gaming operated approximately 33,400 gaming machines, 800 table games and 4,600 hotel rooms.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by the use of forward looking terminology such as “expects,”

“believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties, including future plans, strategies, performance, developments, acquisitions, capital expenditures, and operating results.  Actual results may vary materially from expectations.  Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: the assumptions included in our financial guidance; the ability of our operating teams to drive revenue and improved adjusted EBITDA margins; our ability to obtain timely regulatory approvals required to own, develop and/or operate our facilities, or other delays or impediments to completing our planned acquisitions or projects, our ability to secure federal, state and local permits and approvals necessary for our construction projects; construction factors, including delays, unexpected remediation costs, local opposition, organized labor, and increased cost of labor and materials; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our facilities); the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors and the rapid emergence of new competitors (traditional, internet, sweepstakes based and VGTs in bars and truck stops); increases in the effective rate of taxation at any of our properties or at the corporate level; our ability to identify attractive acquisition and development opportunities (especially in new business lines) and to agree to terms with, and maintain good relationships with partners/municipalities for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our ability to maintain market share in established markets and ramp up operations at our recently opened facilities; our expectations for the continued availability and cost of capital; the outcome of pending legal proceedings, for example, the ongoing litigation by the Ohio Roundtable addressing the legality of gaming in Ohio; changes in accounting standards; the impact of weather; with regard to our recently completed restatement, risks relating the remediation of any material weaknesses and the costs to strengthen our internal control structure, potential investigations, litigation or other proceedings by governmental authorities, stockholders or other parties, and the risks related to the impact of the recent restatement of the Company’s financial statements on the Company’s reputation, development projects, joint ventures and other commercial contracts; the ability of the Company to generate sufficient future taxable income to realize its deferred tax assets; with respect to the proposed Hollywood Casino-Jamul near San Diego, California, particular risks associated with financing/refinancing a project of this type, sovereign immunity, local opposition (including several pending lawsuits), building a complex project on a relatively small parcel and the receipt of all necessary approvals and permits; with respect to our Plainridge Park Casino in Massachusetts, the ultimate location and timing of the other gaming facilities in the state and region; with respect to our social and other interactive gaming endeavors, risks related to ultimate profitability, cyber-security, data privacy, intellectual property and legal and regulatory challenges; with respect to Prairie State Gaming, risks relating to our ability to successfully compete in the VGT market, our ability to retain existing customers and secure new customers, risks relating to municipal authorization of VGT operations and the implementation and the ultimate success of the products and services being offered; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the United States Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

# # #